EXHIBIT 10(m)

AGREEMENT OF REPAYMENT

This Agreement of Repayment (the "AGREEMENT") is made and entered into in this __ day of May ___, 2010, by and between JUGGERNAUT FINANCIAL GROUP, LLC (“LENDER"), and Power Sports Factory, Inc. a Minnesota corporation ("BORROWER") (OTCBB: PSPF).

AGREEMENT:

This Agreement shall reflect the repayment of Three Thousand Three Hundred Dollars ($3,300) by BORROWER to LENDER, to be applied to any outstanding principal in connection with the Loan and Stock Pledge Agreements dated May 25, 2010 between the above parties.

EXECUTED on the day and year first written above.

Juggernaut Financial Group, LLC	Power Sports Factory, Inc.

By:	By:
Gabriel Klein, Managing Partner	Shawn Landgraf, CEO